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                                                                    Exhibit 16.1

Salibello & Broder LLP
Certified Public Accountants
633 Third Avenue, New York, NY 10017
212-315-5000               Fax:  212-397-5832

                                October 21, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for Global Realty Management Group, Inc. ("GRMG") (a development stage company (now known as Excalibur Industries, Inc.) and on August 30, 2001 (except for Note 10A, as to which the date is July 11, 2002), we reported on the financial statements of GRMG as of June 30, 2001 and 2000 and for the years then ended and for the period February 10, 1997 (date of inception) through June 30, 2001. On April 8, 2002 we were dismissed as principal accountants of GRMG. We were subsequently re-hired to audit GRMG (a development stage company) for the transition period and on June 26, 2002, we reported on the financial statements of GRMG as of December 31, 2001 and for the six months then ended. On June 27, 2002, we were dismissed as independent certified public accountants.

We have read Excalibur Industries Inc.'s statements under Item 4 of its Form 8-K dated April 8, 2002 and we agree with such statements.

                                                     Very truly yours,

                                                     /S/ SALIBELLO & BRODER LLP
                                                     --------------------------
                                                     SALIBELLO & BRODER LLP